EXHIBIT 10.34

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”) effective as of November 17, 2009 (the “Effective Date”), is entered into by and among INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation (“IMI”), with a place of business at 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453, USA, INVERNESS MEDICAL SWITZERLAND GmbH, a Swiss private company (“IMS”), with a place of business at Bahnhofstrasse 28, CH-6300 Zug, Switzerland (IMI and IMS, together, “Inverness”), and ORASURE TECHNOLOGIES, INC., a Delaware corporation (“OraSure”), with a place of business at 220 East First Street, Bethlehem, Pennsylvania 18015, USA.

WHEREAS, Inverness and Church & Dwight Co., Inc., a Delaware corporation (“C&D”), brought suit against OraSure in the United States District Court for the District of New Jersey, Civil Action No. 08-cv-1856-GEB-DEA (the “Action”), alleging that OraSure infringes U.S. Patent No. 6,485,982 (the “‘982 Patent”) by selling, inter alia its OraQuick ADVANCE® Rapid HIV-1/2 Antibody Test; and

WHEREAS, OraSure denied infringement and counterclaimed that the ‘982 Patent is invalid and unenforceable; and

WHEREAS, Inverness and OraSure desire and agree to fully and finally settle, resolve and release each other from all claims and disputes as of the Effective Date on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the promises and mutual covenants, terms and conditions hereinafter set forth, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth in this ARTICLE 1.

1.1 “Affiliate” shall mean, with respect to any Person, any other Person which as of the Effective Date directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, (a) “control” shall mean (i) ownership by any Person of fifty percent (50%) or more of the Voting Stock of any other Person, or (ii) otherwise possessing the power and authority to direct or cause the direction of the management and policies of such other Person whether by contract or otherwise; and (b) “Voting Stock” shall mean, with respect to any Person, securities having the right (apart from rights arising under special circumstances) to vote for the election of directors or persons performing similar functions with respect to such Person. Notwithstanding the foregoing to the contrary, neither SPD Swiss Precision Diagnostics GmbH nor PBM-Selfcare LLC shall be deemed an “Affiliate” of Inverness.

1.2 “Ancillary Agreements” shall mean, collectively, the Distribution Agreement, the License Agreement and the Supply Agreement.

1.3 “Claims” shall mean, collectively, all claims, demands, damages, liabilities, losses, costs and expenses of any type or nature whatsoever, and all suits, actions, causes of action or other proceedings of any type or nature whatsoever relating thereto.

1.4 “Court” shall mean the United States District Court for the District of New Jersey before which the Action is pending.

1.5 “Distribution Agreement” shall mean the Supply and Distribution Agreement effective as of the Effective Date, between IMI and OraSure (as amended or restated from time to time), pursuant to which OraSure has agreed to supply to IMI, and IMI has agreed to purchase from OraSure and distribute, the OraQuick® rapid HCV antibody test, on the terms and conditions thereof.

1.6 “License Agreement” shall mean the License Agreement effective as of the Effective Date, between IMI, IMS and OraSure (in the form attached hereto as Exhibit A, as amended or restated from time to time), pursuant to which IMI and IMS agreed to grant to OraSure a license and other rights under certain patent rights of IMI and IMS, on the terms and conditions thereof.

1.7 “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity or organization not specifically listed herein.

1.8 “Supply Agreement” shall mean the US Distribution and Private Label Supply Agreement effective as of the Effective Date, between Inverness Medical Innovations North America, Inc., a Delaware corporation (“IMNA”), and OraSure (as amended or restated from time to time), pursuant to which IMNA has agreed to supply to OraSure, and OraSure is authorized to purchase from IMNA and distribute, certain point-of-care tests manufactured by or on behalf of IMNA, on the terms and conditions thereof.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 By Each Party. Each party hereby represents and warrants to the other parties as of the Effective Date as follows:

2.1.1 Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.1.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This

Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid and binding obligation, enforceable against such party in accordance with its terms.

2.1.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

2.2 By Inverness. Inverness hereby represents and warrants to OraSure as of the Effective Date as follows:

2.2.1 No Assignment of Released Claims. Neither Inverness nor any of the Inverness Releasors (as defined below) has sold, assigned or transferred, or purported to sell, assign or transfer (in each case, whether expressly, impliedly, voluntarily, by operation of law or otherwise) any interest in any Claim released under Section 4.1.1 against any one or more OraSure Releasees (as defined below) which (if not sold, assigned or transferred) an Inverness Releasor would now have, or hereafter would be able to claim to have, through the Effective Date (but not thereafter).

2.2.2 No Additional Claims. To its knowledge after due inquiry, (a) none of the Inverness Releasors has any Claim against any one or more OraSure Releasees that have not been released under Section 4.1.1, and (b) no past Affiliate of Inverness has any Claim against any one or more OraSure Releasees. Except as may be disclosed in writing to OraSure as of the Effective Date, to its knowledge, neither SPD Swiss Precision Diagnostics GmbH nor PBM-Selfcare LLC has any Claim against any one or more OraSure Releasees.

2.3 By OraSure. OraSure hereby represents and warrants to Inverness as of the Effective Date as follows:

2.3.1 No Assignment of Released Claims. Neither OraSure nor any of the OraSure Releasors (as defined below) has sold, assigned or transferred, or purported to sell, assign or transfer (in each case, whether expressly, impliedly, voluntarily, by operation of law or otherwise) any interest in any Claim released under Section 4.1.2 against any one or more Inverness Releasees (as defined below) which (if not sold, assigned or transferred) an OraSure Releasor would now have, or hereafter would be able to claim to have through the Effective Date (but not thereafter).

2.3.2 No Additional Claims. To its knowledge after due inquiry, (a) none of the OraSure Releasors has any Claim against any one or more Inverness Releasees that have not been released under Section 4.1.2, and (b) no past Affiliate of OraSure has any Claim against any one or more Inverness Releasees.

2.4 No Other Representations or Warranties. EXCEPT AS OTHERWISE SET FORTH IN SECTIONS 2.1, 2.2, and 2.3, NO PARTY MAKES ANY REPRESENTATIONS

OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER.

ARTICLE 3

DISMISSAL ORDERS; ANCILLARY AGREEMENTS

3.1 Dismissal Order.

3.1.1 Simultaneously with the execution of this Agreement, the parties shall execute, or cause their attorneys of record in the Action to execute, the Agreed Order of Dismissal With Prejudice in the form attached hereto as Exhibit B (the “Dismissal Order”) and deliver the fully executed Dismissal Order to the Court for its approval and entry.

3.1.2 Inverness shall provide reasonable assistance to OraSure in obtaining C&D’s signature on a dismissal order in substantially the form of the Dismissal Order; provided, however, that C&D’s failure to do so shall not excuse either party from fulfilling its obligations under this Agreement.

3.1.3 Without limiting the foregoing, the parties shall cooperate and take such further actions as necessary to effectuate the Dismissal Order on the terms and conditions hereof. Further, the parties shall update and shall execute any replacement Dismissal Order arising from any modifications made in accordance with Section 3.1.4 or as may be otherwise mutually agreed by the parties.

3.1.4 If the Court objects to this Agreement or the Dismissal Order submitted to the Court, then the parties shall promptly meet, consistent with the August 15, 2008 Scheduling Order, as amended on July 20, 2009, and negotiate in good faith to try to resolve such objections.

3.2 Ancillary Agreements. Simultaneously with the execution of this Agreement, the parties shall duly execute and deliver the Ancillary Agreements.

3.3 Conditions Precedent.

3.3.1 The effectiveness of this Agreement and the Ancillary Agreements is subject to (a) the Court having approved the Dismissal Order, and (b) the parties having duly executed and delivered the Ancillary Agreements.

3.3.2 The parties shall use commercially reasonable efforts to cause such conditions to be fulfilled as promptly as possible following the execution of this Agreement.

3.3.3 If such conditions have not been fulfilled, or waived by the parties, within ten (10) days following the execution of this Agreement (or such longer period of time on which the parties mutually agree in writing), then upon the expiration of such period, this Agreement and the Ancillary Agreements automatically shall terminate in full ab initio.

3.4 Confidential Treatment of Court Filings. The parties shall jointly request that any documents filed with the Court in connection with the settlement of the Action, this Agreement and the Ancillary Agreements be filed under seal and be afforded confidential treatment in accordance with the applicable protective order issued by the Court. To the extent the Court declines to file under seal any such document, the parties shall seek to have the Court enter mutually agreed upon redacted versions of such document.

ARTICLE 4

RELEASE OF CLAIMS

4.1 Release of Claims.

4.1.1 By Inverness. Inverness, for itself and on behalf of each Inverness Affiliate, together with all of their respective directors, managers, officers, representatives, agents, employees, attorneys, insurers, predecessors, investors, successors and assigns (collectively, the “Inverness Releasors”), acknowledges, separately and collectively, complete satisfaction, and hereby releases, absolves and forever discharges OraSure and its Affiliates, together with all of their respective past and present directors, managers, officers, partners, shareholders, representatives, agents, employees, attorneys, vendors, suppliers, customers, insurers, predecessors, investors, successors and assigns (collectively, the “OraSure Releasees”), separately and collectively, of and from any and all manner of Claims, including without limitation counterclaims, arising out of or related to claims of infringement of the Lateral Flow Patent Rights (as defined in the License Agreement), whether at law or in equity, whether or not the facts giving rise to such Claims are now known or unknown, discoverable or undiscoverable, which the Inverness Releasors ever had or now have through the Effective Date (but not thereafter), in each case except with respect to the rights and obligations of the parties under this Agreement or any of the Ancillary Agreements.

4.1.2 By OraSure. OraSure, for itself and on behalf of each OraSure Affiliate, together with all of their respective directors, managers, officers, representatives, agents, employees, attorneys, insurers, predecessors, investors, successors and assigns (collectively, the “OraSure Releasors”), acknowledges, separately and collectively, complete satisfaction, and hereby releases, absolves and forever discharges Inverness and its Affiliates, together with all of their respective past and present directors, managers, officers, partners, shareholders, representatives, agents, employees, attorneys, vendors, suppliers, customers, insurers, predecessors, investors, successors and assigns (other than C&D and its Affiliates, collectively, the “Inverness Releasees”), separately and collectively, of and from any and all manner of Claims, including without limitation counterclaims, arising out of or related to Inverness’s claims of infringement of the Lateral Flow Patent Rights (as defined in the License Agreement), whether at law or in equity, whether or not the facts giving rise to such Claims are now known or unknown, discoverable or undiscoverable, which the OraSure Releasors ever had or now have through the Effective Date (but not thereafter), in each case except with respect to the rights and obligations of the parties under this Agreement or any of the Ancillary Agreements.

4.2 Section 1542 of the California Civil Code. Notwithstanding the governing law of this Agreement, the parties to this Agreement, and each of them, on their own behalves and on behalf of each of Inverness Releasors and each of the OraSure Releasors, hereby acknowledge that they have been advised by legal counsel and are familiar with Section 1542 of the California Civil Code and similar laws in other applicable jurisdictions, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The parties to this Agreement, and each of them, acknowledge in that connection that they may have sustained damage, loss, cost or expense that are presently unknown and unsuspected, and that such damage, loss, cost or expense as may have been sustained may give rise to additional damage, loss, cost or expense in the future. Nevertheless, the parties to this Agreement, and each of them, acknowledge that this Agreement has been negotiated and agreed upon in light of this situation and expressly waive any and all rights which they may have under Section 1542 of the California Civil Code or any other state or federal statute or common law principle of similar effect.

4.3 Waiver. Each party acknowledges that there is a risk that subsequent to the execution of this Agreement they may discover additional wrongful acts of the other related to the matters referred to herein, or may discover, incur, suffer or sustain injury, loss, damage, costs, attorneys’ fees, expenses, or any of these, which are in some way caused by or connected with the matters referred to herein, or which are unknown and unanticipated as of the Effective Date, or which are not presently capable of being ascertained; and, further, that there is a risk that such injury, loss, and damages as are known may become more serious than such party now expects or anticipates. Nevertheless, each party acknowledges that this Agreement has been negotiated and agreed upon in light of that realization, and intends its release to include unknown and unsuspected claims within the scope of the subject matter of the release.

4.4 Full Settlement. Each party acknowledges and agrees it has been fully advised by counsel as to the full contents, meaning and significance of this Agreement, and fully understands its terms and their effect and that this is a full and final compromise, release and settlement of all claims, demands, actions or causes of action described in Section 4.1. This Agreement may be pleaded as a full and complete defense to any Claim and may be used as the basis for an injunction against any such Claim which may be prosecuted, initiated or attempted in violation of the terms hereof. The parties acknowledge that this Agreement and the releases contained herein are entered into as a settlement of doubtful and disputed claims, and to avoid the expense of protracted litigation. Nothing herein may or should be construed as an admission of liability or wrongdoing by any party, each of which expressly denies liability. It is understood that this Agreement does not constitute an admission of any liability by any party.

ARTICLE 5

INDEMNIFICATION

5.1 By Inverness. Inverness shall indemnify and hold harmless the OraSure Releasees from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) to the extent resulting from (a) any claims, demands, actions or other proceedings brought by an Inverness Releasor on any Claim released in Section 4.1.1 or (b) any assignment or transfer (or purported assignment or transfer) in breach of its representations and warranties under Section 2.2.

5.2 By OraSure. OraSure shall indemnify and hold harmless the Inverness Releasees from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) to the extent resulting from (a) any claims, demands, actions or other proceedings brought by an OraSure Releasor on any Claim released in Section 4.1.2 or (b) any assignment or transfer (or purported assignment or transfer) in breach of its representations and warranties under Section 2.3.

5.3 Procedure. A party that intends to claim indemnification under this ARTICLE 5 (the “Indemnitee”) shall promptly notify the party responsible for providing the indemnity pursuant to Section 5.1 or 5.2, as applicable (the “Indemnitor”), of any Claim for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires to assume, the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceeding. The indemnity obligations under this ARTICLE 5 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such Claim, shall relieve such Indemnitor of any liability to the Indemnitee under this ARTICLE 5 with respect thereto, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this ARTICLE 5. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such Claim that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation and defense of any Claim covered by this Article 5.

ARTICLE 6

CONFIDENTIALITY

6.1 Terms of Agreement. Neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement on a need-to-know basis, (a) to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, or (iii) the sale of all or substantially all of the assets of such party to which this Agreement relates, provided in each case that such persons are bound by written confidentiality obligations or, in the case of professional advisers, ethical duties, respecting such disclosures in accordance with the terms of this Agreement. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms and conditions of this transaction, and each party may disclose such information, as modified by mutual written agreement of the parties, without the consent of the other party.

6.2 Permitted Disclosures. The confidentiality obligations under this ARTICLE 6 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such party shall (i) provide written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof and (ii) shall furnish only that portion of the information which is legally required.

ARTICLE 7

MISCELLANEOUS

7.1 Governing Law. To the extent that state law is applicable, this Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware, USA, without regard to the conflicts of law principles thereof. Each of the parties hereby submits to the exclusive general jurisdiction of the courts of the State of Delaware and the courts of the United States of America for the District of Delaware in any action or proceeding arising out of or relating to this Agreement and to the jurisdiction of the appellate courts to which appeals are required to be taken from any of the foregoing. Each of the parties irrevocably waives any defense of inconvenient forum to the maintenance of any such action or proceeding.

7.2 Attorneys’ Fees. The prevailing party in any court action arising out of, resulting from or relating in any way to this Agreement or the performance by a party of its obligations under this Agreement shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in connection with such suit or proceeding.

7.3 Waiver. No waiver by a party hereto of any condition, or of the breach or default of any of the provisions, representations, warranties, covenants or agreements herein set forth, whether by conduct or otherwise, in any one or more instances, shall be deemed a waiver as to any subsequent and/or similar breach or default and shall in no manner affect the right of such party to enforce the same at a later time.

7.4 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by a party without the prior express written consent of the other party; provided, however, that (a) a party may, without the written consent of the other party, assign this Agreement in whole in connection with the transfer or sale of all or substantially all of its business to which this Agreement and the Ancillary Agreements relate, or in the event of its merger, consolidation, change in control or similar transaction; (b) any such assignment shall not relieve the assigning party of any of its responsibilities for performance of its obligations under this Agreement; and (c) in the event of any permitted assignment by a party of this Agreement, the releases set forth in ARTICLE 4 and the indemnification set forth in ARTICLE 5 shall apply to the assignee solely to the extent of the products (whether commercially sold or in bona fide development) and business of the assigning party and its applicable releasees immediately prior to giving effect to such permitted assignment and shall not extend to the assignee’s other products and business. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment, delegation or transfer in violation of this Section 7.4 shall be void. Subject to the foregoing, this Agreement shall be binding on the parties and their successors and assigns.

7.5 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

7.6 Further Actions. Each party shall execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

7.7 Notices. All requests and notices required or permitted to be given to the parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other parties, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

If to Inverness:	Inverness Medical Innovations, Inc. 51 Sawyer Road, Suite 200 Waltham, Massachusetts 02453, USA Attn: General Counsel

With a copy to:	Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109, USA Attn: Anthony J. Downs and Stephen G. Charkoudian

If to OraSure:	OraSure Technologies, Inc. 220 East First Street Bethlehem, Pennsylvania 18015, USA Attn: General Counsel

With a copy to:	Morrison & Foerster LLP 12531 High Bluff Drive, Suite 100 San Diego, California 92130, USA Attn: David Doyle and Mark Wicker

7.8 Force Majeure. Nonperformance of a party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, or any other similar reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party; provided, however, that the nonperforming party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.

7.9 Complete Agreement. This Agreement (together with the Ancillary Agreements and Dismissal Order) constitutes the entire agreement between the parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect.

7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement. Facsimile execution and delivery of this Agreement by either party shall constitute a legal, valid and binding execution and delivery of this Agreement.

7.11 Headings and Interpretation. The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation. The term “including” means “including, without limitation,” and “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ David Teitel
Name:	David Teitel
Title:	CFO

INVERNESS MEDICAL SWITZERLAND GmbH

By:	/s/ Ellen V. Chiniara
Name:	Ellen V. Chiniara
Title:	Director

ORASURE TECHNOLOGIES, INC.

By:	/s/ Ronald H. Spair
Name:	Ronald H. Spair
Title:	CFO and COO

Signature page to Settlement Agreement

EXHIBIT A

LICENSE AGREEMENT

Exhibit A - Settlement Agreement

EXHIBIT B

DISMISSAL ORDER

STERNS & WEINROTH,

A Professional Corporation

50 West State Street, Suite 1400

Trenton, New Jersey 08608

Telephone: (609) 392-2100

Facsimile: (609) 392-7956

Attorneys for Plaintiffs Inverness Medical Innovations, Inc.,

and Inverness Medical Switzerland GmbH

TOMPKINS, MCGUIRE, WACHENFELD & BARRY, LLP

Four Gateway Center

100 Mulberry Street, Suite 5

Newark, New Jersey 07102-4070

Telephone: 973.623.7893

Facsimile: 973.623.7682

Attorneys for Defendant OraSure Technologies, Inc.

UNITED STATES DISTRICT COURT

DISTRICT OF NEW JERSEY

INVERNESS MEDICAL INNOVATIONS, INC., INVERNESS MEDICAL SWITZERLAND GmbH and CHURCH & DWIGHT CO., INC. Plaintiffs, v. ORASURE TECHNOLOGIES, INC. Defendant.	Civil Action No. 3:08-cv-01856-GEB-[DEA]

AGREED ORDER OF DISMISSAL WITH PREJUDICE

Plaintiffs Inverness Medical Innovations, Inc. and Inverness Medical Switzerland GmbH (collectively, “Inverness”), and Defendant OraSure Technologies, Inc. (“OraSure”), have entered into a Settlement Agreement (the “Settlement Agreement”) and agreed to entry of this Agreed Order of Dismissal With Prejudice. This Court hereby states and orders as follows:

1. This Court has personal jurisdiction over the parties.

2. Venue is proper in this District.

Exhibit B - Settlement Agreement

3. The claims in this action as between Inverness and OraSure shall be and hereby are dismissed with prejudice.

4. Each party shall bear its own respective costs and attorneys’ fees in connection with such dismissal.

5. All rights of appeal with respect to the claims in this action as between Inverness and OraSure are hereby waived.

The Court having considered the stipulation of the parties, and for good cause shown;

IT IS SO ORDERED

Hon. Tonianne J. Bongiovanni, U.S.M.J.

Exhibit B - Settlement Agreement

We hereby stipulate to the entry of this Agreed Order of Dismissal With Prejudice:

STERNS & WEINROTH,

A Professional Corporation

Attorneys for Plaintiffs Inverness Medical Innovations and Inverness Medical Switzerland GmbH

By:	/s/
Karen A. Confoy kconfoy@sternslaw.com

TOMPKINS, MCGUIRE, WACHENFELD & BARRY, LLP Attorneys for Defendant OraSure Technologies, Inc.

By:	/s/
William H. Trousdale wtrousdale@tompkinsmcguire. com

Exhibit B - Settlement Agreement

Of Counsel:

J. Anthony Downs

Lana S. Shiferman

GOODWIN PROCTER LLP

Exchange Place

Boston, MA 02109

(617) 570-1000

(617) 523-1231 (fax)

April E. Abele

GOODWIN PROCTER LLP

Three Embarcadero Center

24th Floor

San Francisco, CA 94111

(415) 733-6000

(415) 677-9041 (fax)

Attorneys for Plaintiffs

INVERNESS MEDICAL INNOVATIONS, INC. and

INVERNESS MEDICAL SWITZERLAND GmbH

David C. Doyle

Brian M. Kramer

Marc D. Sharp

MORRISON & FOERSTER LLP

12531 High Bluff Drive, Suite 100

San Diego, California 92130-2040

Telephone: 858.720 5100

Facsimile: 858.720.5125

Attorneys for Defendant

ORASURE TECHNOLOGIES, INC.

Exhibit B - Settlement Agreement